Exhibit 99.1
GT Biopharma, Inc. announces Shawn M. Cross, 20-Year Healthcare Investment Banking Industry Veteran, as President and Chief Operating Officer.

Washington, DC / Accesswire / November 16, 2017 – GT Biopharma, Inc. (GTBP) (GTBP.PA) (“GT” or the “Company”), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products as well as central nervous system treatments, today announced that Shawn M. Cross has accepted the position of President and Chief Operating Officer, effective immediately.

Mr. Cross is an internationally recognized investment banker specializing in the biopharmaceutical sector with over 20 years of experience. He was most recently Managing Director, Head of Biotechnology Investment Banking at Deutsche Bank Securities Inc. Previously, he served as Managing Director and Head of Biopharmaceutical Investment Banking at Wells Fargo Securities, LLC.

Mr. Cross began his career at Alex. Brown & Sons Inc. after receiving his M.B.A. with a concentration in Finance from Columbia Business School. He received his B.S. from University of California, Los Angeles and prior to business school worked in Brian Reid’s lab at the University of Washington Medical School, Division of Gastroenterology, where he worked on a team studying the role of p53 in neoplastic progression.

GT Biopharma Executive Chairman Anthony J. Cataldo said, “The addition of Shawn to our executive management team is important to continuing to advance the accomplishments we have achieved throughout this year. Shawn’s experience in advising publicly traded emerging biotech companies, in key strategic arenas, provides timely expertise at this stage of the Company’s growth and serves as a major milestone for the Company.”

GT Biopharma Chief Executive Officer Dr. Kathleen Clarence-Smith said, “Shawn and I have known each other for many years, and I have been impressed by his accomplishments in healthcare investment banking. His past experience in both biomedical research and finance should be of great value to the Company. He brings a clear vision and strong leadership skills to GT Biopharma. I look forward to working with Shawn on our continued growth.”

GT Biopharma President and COO Shawn M. Cross said, “I see a great deal of promise in GT Biopharma’s pipeline of immune-oncology and neurology therapeutics and am delighted to become part of its skilled leadership team. GT Biopharma is a dynamic company with a potentially ground-breaking oncology platform technology and diverse portfolio, and I look forward to being instrumental to the evolution of such an exciting and diverse company.”

About GT Biopharma, Inc.: GT Biopharma, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products as well as central nervous system treatments. GT’s lead oncology drug candidate, OXS-1550 (DT2219ARL) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 targets cancer cells expressing the CD19 receptor or the CD22 receptor or both receptors. When OXS-1550 binds to cancer cells, the cancer cells internalize the drug and are killed due to the action of cytotoxic payload. OXS-1550 has demonstrated encouraging results in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. OXS-3550 TriKE technology was developed by researchers at the University of Minnesota Masonic Cancer Center. As demonstrated in non-clinical models, this targeted immunotherapy directs immune cells to kill cancer cells while diminishing drug-related toxicity. GT’s CNS platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for CNS disease (Neurology and Pain) and shepherding them through the approval process to the NDA. The Company’s neurology products currently include PainBrake, as well as treatments for the symptoms of myasthenia gravis, and motion sickness.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the effectiveness of the Company’s technology and the future growth and operating and financial performance of the Company. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company’s ability to accomplish its business initiatives, obtain regulatory approval and protect its intellectual property; significant fluctuations in marketing expenses and ability to achieve or grow revenue, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management’s ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company website:
www.GTBiopharma.com
Media contact:
Stuart Pfeifer, Sitrick & Co.
(310) 788-2850, or spfeifer@sitrick.com

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